Ceribell Reports Fourth Quarter and Full Year 2025 Financial Results

Sunnyvale, Calif. – February 24, 2026 – CeriBell, Inc. (Nasdaq: CBLL) (“Ceribell”), a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions, today reported financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 & Recent Highlights

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Reported total revenue of $24.8 million in the fourth quarter of 2025, a 34% increase compared to the same period in 2024
•
Delivered total revenue of $89.1 million for the full year of 2025, a 36% increase over the prior year
•
Ended the year with 647 total active accounts
•
Achieved gross margin of 87% in the fourth quarter of 2025 and 88% for the full year of 2025
•
Received FDA 510(k) clearance for first-of-its-kind continuous monitoring solution for delirium
•
Received FDA 510(k) clearance for use of Clarity algorithm for neonates, becoming the first and only FDA-cleared seizure detection algorithm for pre-term neonates through adults
•
Received FDA Breakthrough Device Designation for first-in-class large vessel occlusion (LVO) stroke detection and monitoring solution

“2025 was a milestone year for Ceribell,” said co-founder and CEO Jane Chao, Ph.D. “We accelerated adoption across new and existing accounts, broadened the age range of our seizure detection algorithm to include pediatric and neonatal populations, and achieved critical regulatory milestones, unlocking incremental market opportunities that we believe exceed $1.5 billion. As we enter the new year, we believe these accomplishments position us well to drive continued growth and advance our long-term vision of making EEG a new vital sign.”

Fourth Quarter 2025 Financial Results

Total revenue in the fourth quarter of 2025 was $24.8 million, a 34% increase from $18.5 million in the fourth quarter of 2024. The increase was primarily driven by expansion into new accounts and continued growth in adoption within the company’s active account base. Product revenue for the fourth quarter of 2025 was $18.8 million, representing an increase of 33% from $14.1 million in the fourth quarter of 2024. Subscription revenue for the fourth quarter of 2025 was $6.0 million, representing an increase of 37% from $4.4 million in the fourth quarter of 2024.

Gross profit in the fourth quarter of 2025 was $21.6 million, compared to $16.2 million for the fourth quarter of 2024. Gross margin for the fourth quarter of 2025 was 87%, compared to 88% for the same period in 2024.

Operating expenses in the fourth quarter of 2025 were $36.2 million, compared to $29.1 million for the fourth quarter of 2024, representing an increase of 24%. The increase in operating expenses was primarily attributable to investments in the company’s commercial organization, increased headcount to support the growth of the business, legal expenses, and expenses related to operating as a public company.

Net loss in the fourth quarter of 2025 was $13.5 million, or $0.36 net loss per share, compared to a net loss of $12.6 million, or $0.40 net loss per share, for the same period in 2024.

Full Year 2025 Financial Results

Total revenue in the full year of 2025 was $89.1 million, a 36% increase from $65.4 million in the full year of 2024. The increase was primarily driven by expansion into new accounts and continued growth in adoption within the company’s active account base. Product revenue for the full year of 2025 was $67.3 million, representing an increase of 34% from

$50.1 million in the full year of 2024. Subscription revenue for the full year of 2025 was $21.7 million, representing an increase of 41% from $15.4 million in the full year of 2024.

Gross profit in the full year of 2025 was $78.3 million, compared to $56.8 million for the full year of 2024. Gross margin for the full year of 2025 was 88% compared to 87% for the same period in 2024.

Operating expenses in the full year of 2025 were $136.7 million, compared to $96.5 million for the full year of 2024, representing an increase of 42%. The increase in operating expenses was primarily attributable to investments in the company’s commercial organization, increased headcount to support the growth of the business, legal expenses, and expenses related to operating as a public company.

Net loss in the full year of 2025 was $53.4 million, or $1.46 net loss per share, compared to a net loss of $40.5 million, or $3.39 net loss per share, for the same period in 2024.

Cash, cash equivalents, and marketable securities totaled $159.3 million as of December 31, 2025.

2026 Financial Outlook

Ceribell expects revenue for the full year 2026 to be in the range of $111 million to $115 million, representing growth of approximately 25% to 29% over the company’s prior year revenue.

Webcast and Conference Call Details

Ceribell will host a conference call today, February 24, 2026, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its fourth quarter and full year 2025 financial results. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and providing access code 9394689. A live and archived webcast of the event will be available on the “Investor Relations” section of the Ceribell website at https://investors.ceribell.com/.

Forward-Looking Statements

Except where otherwise noted, the information contained in this earnings release and the related attachments is as of February 24, 2026. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments. This earnings release and the related attachments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; business plans, strategy, goals and prospects; and expectations for our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions, and we cannot ensure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Ceribell’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: risks related to our limited operating history and history of net losses; our ability to successfully achieve substantial market acceptance and adoption of our products; competitive pressures; our ability to adapt our manufacturing and production capacities to evolving patterns of demand, governmental actions and customer trends; the manufacturing of a substantial number of our product components and their assembly in China and Vietnam; product defects or complaints and related liability; the complexity, timing, expense, and outcomes of clinical studies, legal matters and regulatory compliance; our ability to obtain and maintain adequate coverage and reimbursement levels for our products; our ability to comply with changing laws and regulatory requirements and resulting costs; our dependence on a limited number of suppliers; and other risks and uncertainties, including those described under the heading “Risk Factors” in our Registration Statement on Form S-1, Annual Report on Form 10-K, and other reports filed with the U.S. Securities and Exchange Commission (“SEC”). These

filings, when made, are available on the Investor Relations section of our website at https://investors.ceribell.com/ and on the SEC’s website at https://sec.gov/.

About CeriBell, Inc.

Ceribell is a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions. Ceribell has developed the Ceribell System, a novel, point-of-care electroencephalography (“EEG”) platform specifically designed to address the unmet needs of patients in the acute-care setting. By combining proprietary, highly portable, and rapidly deployable hardware with sophisticated artificial intelligence (“AI”)-powered algorithms, the Ceribell System enables rapid diagnosis and continuous monitoring of patients with neurological conditions. The Ceribell System is FDA-cleared for use in detecting seizure and delirium in intensive care units and emergency rooms across the U.S. Ceribell is headquartered in Sunnyvale, California. For more information, please visit www.ceribell.com or follow the company on LinkedIn.

Investor Contacts

Brian Johnston or Laine Morgan

Gilmartin Group

Investors@ceribell.com

Media Contact

Brian Price

Press@ceribell.com

Ceribell, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Revenue
Product revenue	$18,784	$14,147	$67,335	$50,079
Subscription revenue	6,000	4,387	21,728	15,365
Total revenue	24,784	18,534	89,063	65,444
Cost of revenue
Product cost of goods sold	2,956	2,136	10,128	8,209
Subscription cost of revenue	185	160	661	485
Total cost of revenue	3,141	2,296	10,789	8,694
Gross profit	21,643	16,238	78,274	56,750
Operating expenses
Research and development	5,062	3,913	19,143	13,562
Sales and marketing	19,058	15,243	73,082	49,055
General and administrative	12,119	9,966	44,451	33,842
Total operating expenses	36,239	29,122	136,676	96,459
Loss from operations	(14,596)	(12,884)	(58,402)	(39,709)
Interest expense	(462)	(499)	(1,890)	(1,992)
Change in fair value of warrant liability	—	(1,079)	—	(1,496)
Other income, net	1,531	1,886	6,880	2,742
Loss, before provision for income taxes	(13,527)	(12,576)	(53,412)	(40,455)
Provision for income tax expense	—	—	—	—
Net loss	$(13,527)	$(12,576)	$(53,412)	$(40,455)
Net loss per share attributable to common stockholders:
Basic and diluted	(0.36)	(0.40)	(1.46)	(3.39)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	37,218,830	31,205,891	36,542,048	11,949,973

Ceribell, Inc.

Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$40,476	$194,370
Marketable securities	118,785	—
Accounts receivable, net	15,053	10,878
Inventory	7,288	6,937
Contract costs, current	2,210	1,837
Prepaid expenses and other current assets	2,906	3,250
Total current assets	186,718	217,272
Property and equipment, net	2,030	2,313
Operating lease right-of-use assets	2,296	2,132
Contract costs, long-term	1,847	1,507
Other non-current assets	2,912	2,188
Total assets	$195,803	$225,412
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$2,838	$1,143
Accrued liabilities	14,328	10,052
Contract liabilities, current	101	97
Operating lease liability, current	1,105	1,088
Other current liabilities	818	609
Total current liabilities	19,190	12,989
Long-term liabilities
Notes payable, long-term	19,811	19,558
Contract liabilities, long-term	—	30
Other liabilities, long-term	106	356
Operating lease liability, long-term	1,360	1,314
Total long-term liabilities	21,277	21,258
Total liabilities	$40,467	$34,247
Commitments and contingencies
Stockholders’ deficit
Preferred stock, $0.001 par value;
Authorized shares: 10,000,000 and none shares as of December 31, 2025 and December 31, 2024, respectively
Issued and outstanding shares: none as of December 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.001 par value;
Authorized shares: 500,000,000 as of December 31, 2025 and December 31, 2024, respectively
Issued and outstanding shares: 37,485,124 and 35,850,606 as of December 31, 2025 and December 31, 2024, respectively	38	36
Additional paid-in capital	375,495	358,073
Accumulated other comprehensive income	159	—
Accumulated deficit	(220,356)	(166,944)
Total stockholders’ deficit	155,336	191,165
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$195,803	$225,412